BANCO ITAU S.A.
CNPJ. 60.701.190/0001-04                                      NIRE. 35300023978
                             A Publicly Held Company

                Authorized Capital: up to 200,000,000,000 shares
  Subscribed and Paid in Capital: R$ 4,260,500,000.00 - 113,451,148,264 shares

                      MEETING OF THE ADMINISTRATIVE COUNCIL
                                OF AUGUST 5 2002

         On August 5, 2002, the Administrative Council of Banco Itau S.A. met at its head office under the presidency of Dr. Olavo Egydio Setubal for the purpose deciding on the distribution of interest on capital, complementary to interest paid on a monthly basis during the first semester of the current year and an integral part of the mandatory dividend for the 2002 financial year pursuant to item 16.2 of the articles of association.

         Having examined the proposal, those present unanimously approved "ad referendum" of the General Shareholders' Meeting, that:

1. on September 2, 2002 interest on capital of R$ 1.06 per thousand shares will be paid, less 15% income tax at source, resulting in net interest of R$ 0.901 per thousand shares, except in the case of those shareholders already certified as either not subject to or exempt from such a tax payment;

2. the basis for this payment will be the shareholding position as at August 16, 2002, the company's shares being traded on the Stock Exchanges "ex-complementary interest on capital" from August 19, 2002.

         There being no further items on the agenda, the meeting was declared closed and the present minutes were transcribed, read, approved and signed by all those present. Sao Paulo-SP, August 5, 2002. (signed) Olavo Egydio Setubal - President; Jose Carlos Moraes Abreu, Alfredo Egydio Arruda Villela Filho and Roberto Egydio Setubal - Vice-Presidents; Carlos da Camara Pestana, Henri Penchas, Jose Vilarasau Salat, Luiz Assumpcao Queiroz Guimaraes, Luiz de Moraes Barros, Maria de Lourdes Egydio Villela, Persio Arida, Roberto Teixeira da Costa and Sergio Silva de Freitas - Councilors.

               I CERTIFY THAT THE PRESENT IS AN EXACT COPY OF THE
                  ORIGINAL TRANSCRIBED IN THE MINUTES REGISTER.
                          Sao Paulo-SP, August 5, 2002.



                             ALFREDO EGYDIO SETUBAL
                           Investor Relations Director